Exhibit 10.15

May 28, 2026

Rob Aarnes

[***]

Dear Rob:

I am pleased to extend this offer to become President and Chief Executive Officer (“CEO”) of ADI Global Distribution Inc. (“ADI” or the “Company”), effective as of, and contingent upon, the anticipated spin-off of ADI Global Distribution Inc. from Resideo Technologies, Inc. (the “Spin-off”).1 The date of the Spin-off and your consequent appointment as CEO is hereinafter referred to as the “Effective Date”. As of the Effective Date, you will also be appointed to the ADI Board of Directors (the “Board”), consistent with the Company’s governing documents.

For the sake of clarity, should the Spin-off not occur as anticipated, this offer automatically becomes null and void.

As of the Effective Date, your employment will be subject to the terms and conditions of this offer letter, and you will be entitled to the following compensation and benefits package.

COMPENSATION

Base Salary

As of the Effective Date, your annual base salary will be $900,000. Base salary reviews occur annually, and any adjustments are generally made at the end of the first quarter of the calendar year, based on performance and other relevant factors. Any base salary adjustments will be subject to approval of the Compensation Committee of the Board (the “Compensation Committee”).

Annual Incentive Compensation

As of the Effective Date, you will be eligible for an annual bonus with a target of 125% of your annual cash base salary earnings. Your 2026 performance year bonus will be pro-rated based on the number of days in the calendar year at your current 100% bonus target, and the number of days in the calendar year at the new bonus target of 125%. Incentive compensation awards are generally paid in the first quarter of the following year (e.g., in the first quarter of 2027 for the 2026 performance year), are governed by the terms of the applicable bonus plan, and are subject to approval by the Compensation Committee.

[1]	This offer is also contingent upon written approval by the ADI Board of Directors.

Annual Long-Term Incentive Awards

Beginning in 2027, you will be eligible for annual long-term incentive (“LTI”) awards with a target value of $4.5M, which may consist of time-based restricted stock units (“RSUs”), options, performance-based restricted stock units, or some combination thereof, as determined by the Compensation Committee, in its discretion. The actual size and mix of your annual LTI awards will be determined by the Compensation Committee. The terms of all LTI awards will be governed by the applicable stock plan and relevant award agreements.

In addition, as of the Effective Date, you will be granted an ADI LTI award with a grant date value of $1.0M. The award will be in the form of ADI RSUs, with 100% of the RSUs vesting on the third anniversary of the grant date.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

Excess Liability Insurance: Resideo will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.

Executive Physical: You will be eligible for an annual executive physical and related health concierge program, with such annual executive physical performed at the Mayo Clinic, subject to an annual cap on expenses of $7,500 (plus COLA increases).

Officer Severance: You will be covered under the ADI Global Distribution Inc. Severance Plan for Designated Officers (the “Officer Severance Plan”) in effect at the time of your separation. In order to receive severance benefits, you will be required to execute a separation agreement including a release of claims in favor of ADI and its affiliates, and you may be required to agree to certain non-disclosure and restrictive covenants.

Health and Welfare Benefits: As of the Effective Date, you will remain eligible for health and welfare benefits as provided to other employees of ADI.

Intellectual Property Agreement

This offer is contingent upon you executing, in a form substantially similar to the corresponding Resideo agreements, (i) the Company’s intellectual property agreement, and (ii) the Company’s noncompete agreement for senior executives, prior to the Separation Date.

Board Membership

As a condition of this offer, you agree to comply with ADI’s policy regarding outside board membership, which may place limits on the number of boards upon which the CEO may serve.

Stock Ownership Guidelines for Company Officers

As of the Effective Date, you will be required to hold an increased multiple of your annual base salary in ADI shares in accordance with the Company’s stock ownership guidelines.

Acknowledgment of Officer Recoupment Policy

You acknowledge that, as of the Effective Date, you will become subject to the ADI Policy Concerning Recoupment of Incentive Based Compensation from Officers (the “Recoupment Policy”), which is anticipated to be substantially similar to the corresponding Resideo policy, and that the Recoupment Policy shall prevail in the event of any inconsistency with the terms of any other Company compensation plan, program or agreement.

Entire Agreement

This offer letter represents the entire agreement between you and the Company regarding your employment as of the Effective Date.

Acceptance of Offer

Rob, we very much look forward to your anticipated success in your new role as CEO of ADI. Please indicate your acceptance of these terms by electronically signing this offer letter via AdobeSign.

Congratulations,

Jay Geldmacher

President and CEO, Resideo Technologies, Inc.

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs. Your employment will be on an “at will” basis, which means there is no guarantee of employment for any specific period, and either you, Resideo or the Company may terminate your employment at any time.

Read and Accepted:

Rob Aarnes	Date